AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 2005

                                                REGISTRATION NO. 333-___________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                   ARGAN, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   13-1947195
                      (I.R.S. Employer Identification No.)

                          ONE CHURCH STREET, SUITE 302
                               ROCKVILLE, MD 20850
                                 (301) 315-0027
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              RAINER H. BOSSELMANN
                            CHAIRMAN OF THE BOARD AND
                             CHIEF EXECUTIVE OFFICER
                                   ARGAN, INC.
                          ONE CHURCH STREET, SUITE 302
                               ROCKVILLE, MD 20850
                                 (301) 315-0027
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:
                             RICHARD A. KRANTZ, ESQ.
                               ROBINSON & COLE LLP
                                FINANCIAL CENTRE
                              695 EAST MAIN STREET
                           STAMFORD, CONNECTICUT 06904
                                 (203) 462-7500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
|_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

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                                                                                      PROPOSED
        TITLE OF                                               PROPOSED                MAXIMUM
       EACH CLASS                                               MAXIMUM               AGGREGATE
     OF SECURITIES                    AMOUNT TO BE          OFFERING PRICE         OFFERING PRICE            AMOUNT OF
    TO BE REGISTERED                 REGISTERED (1)          PER SHARE (2)          PER SHARE (2)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.15 par value       954,032 shares              $6.00                $5,724,192                 $674
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents 954,032 shares of Argan common stock that may be sold by the selling stockholders plus, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the last reported sales price of the Registrant's common stock on the Bulletin Board System on February 24, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE. [GRAPHIC OMITTED] STAM1-775163-4

                 SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2005

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may need to be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

PROSPECTUS

                                   ARGAN, INC.

                         954,032 SHARES OF COMMON STOCK

                             -----------------------

      This prospectus may be used only in connection with the resale, from time to time, of 954,032 shares of our common stock, par value $0.15, by the selling stockholders identified in this prospectus.

      Of the shares of common stock being registered under this prospectus, 825,000 were issued in connection with the acquisition of Vitarich Laboratories, Inc. An additional 129,032 shares were issued to MSR I SBIC, L.P., a Delaware limited partnership and an affiliate of Dan Levinson, one of our directors, in a private placement of securities on January 28, 2005. Both of these transactions are described under the section of this prospectus entitled "Recent Events."

      All of these shares may be offered and sold from time to time by the selling stockholders and any pledgees, donees, transferees or other successors-in-interest of the shares of the selling stockholders, through public or private transactions at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. Certain information about the time and manner in which the selling stockholders may sell shares of our common stock under this prospectus is provided under the sections entitled "Selling Stockholders" and "Plan of Distribution" in this prospectus.

      We will not receive any of the proceeds from the sale of the shares. We have agreed to bear all of the expenses in connection with the registration of the shares, except for underwriting discounts and sales commissions.

      Our common stock is listed on the Boston Stock Exchange under the symbol "AGX" and traded on the Bulletin Board System and reported by the National Quotation Service under the symbol "AGAX.OB." On ___________ ___, 2005, the last reported sales price of our common stock on the Bulletin Board System was $_____ per share.

      INVESTING IN THE SHARES BEING OFFERED PURSUANT TO THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS," COMMENCING ON PAGE 4, WHEN DETERMINING WHETHER TO PURCHASE ANY OF THESE SHARES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. [GRAPHIC OMITTED]

                                   ----------

               The date of this prospectus is _________ ___, 2005

                                TABLE OF CONTENTS
PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................4
FORWARD LOOKING STATEMENTS....................................................13
USE OF PROCEEDS...............................................................14
SELLING STOCKHOLDERS..........................................................14
PLAN OF DISTRIBUTION..........................................................15
LEGAL MATTERS.................................................................17
EXPERTS.......................................................................17
WHERE YOU CAN FIND MORE INFORMATION...........................................28

                                   ----------

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS OR THE REGISTRATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE SUCH OFFERS AND SALES ARE PERMITTED.

                               PROSPECTUS SUMMARY

      The following is a brief summary of certain information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary is not intended to be a complete description of the matters covered in this prospectus and is qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this prospectus. You are urged to read this prospectus, including all materials incorporated in this prospectus by reference, especially the risks of investing in our common stock discussed under "Risk Factors," beginning on page 4, when considering making an investment in our common stock.

      This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors. We refer you to the section of this prospectus entitled "Forward-Looking Statements" for a more complete discussion of the forward-looking statements used in this prospectus.

OVERVIEW

      We conduct our operations through our wholly owned subsidiaries, Southern Maryland Cable, Inc. (Southern Maryland) that we acquired in July 2003, and Vitarich Laboratories, Inc. (Vitarich) that we acquired in August 2004. Through Southern Maryland, we provide telecommunications infrastructure services including project management, construction and maintenance to the Federal Government, telecommunications and broadband service providers, as well as electric utilities. Through Vitarich, we develop, manufacture and distribute premium nutritional supplements, whole-food dietary supplements and personal care products. Prior to its sale on October 31, 2003, we were also engaged in the manufacture and sale of filtration products, which we referred to as our "Puroflow business."

      On April 29, 2003, we completed a private placement in which we sold 1,303,974 shares of our common stock to a group of accredited investors at a price of $7.75 per share. In connection with the private placement, Rainer H. Bosselmann, H. Haywood Miller III, Arthur F. Trudel and MSR Advisors, Inc., a Delaware corporation, received warrants to purchase an aggregate of 230,000 shares of our common stock at an exercise price of $7.75 per share. We raised a total of $10,107,000 in the private placement (before giving effect to offering expenses of approximately $472,000 and the proceeds which may be derived from the future exercise of the warrants). Following the closing of the private placement, four of our directors resigned and were replaced by Mr. Bosselmann and three new directors designated by Mr. Bosselmann (DeSoto S. Jordan, James W. Quinn and Daniel A. Levinson). Also upon the consummation of the private placement, each of Messrs. Bosselmann, Miller and Trudel became a senior officer of Argan. In connection with the private placement, we filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the resale of 1,533,974 shares of our common stock purchased in the private placement, which included shares of our common stock that are issuable upon exercise of the warrants received by Messrs. Bosselmann, Miller and Trudel and MSR Advisors, Inc.

      On August 4, 2003, our common stock began trading on the Boston Stock Exchange under the symbol "AGX." Our common stock is also traded on the Bulletin Board System and reported by the National Quotation Service under the symbol "AGAX.OB."

      We are a holding company with no current operations other than our investments in Southern Maryland and Vitarich. We intend to make additional acquisitions or investments. We intend to have more than one industrial focus and to identify those companies that are in industries with significant potential to grow profitably both internally and through acquisitions. We expect that companies acquired in each of these industrial groups will be held in separate subsidiaries that will be operated in a manner that best provides cashflow and value for the Company.

      Our principal executive offices are located at One Church Street, Suite 302, Rockville, MD 20850. Our phone number at that address is (301) 315-0027. We maintain a website on the Internet at www.arganinc.net. Information contained on our website is not to be considered a part of, nor incorporated by reference in, this prospectus.

      Unless the context otherwise requires, references in this prospectus to "Argan," the "Company," "we," "us" or "our" refer to Argan, Inc., a Delaware corporation, and its subsidiaries.

RECENT EVENTS

Private Placement

      On January 28, 2005, the Company sold and issued to MSR I SBIC, L.P., a Delaware limited partnership ("Investor"), 129,032 shares (the "Shares") of common stock of the Company pursuant to a Subscription Agreement between the Company and Investor (the "Agreement"). The Shares were issued at a purchase price of $7.75 per share, yielding an aggregate purchase price of $999,998. The Investor is an entity controlled by Daniel Levinson, a director of the Company.

      Pursuant to the Agreement, we have agreed to issue additional shares of our common stock to Investor in accordance with the Agreement under certain conditions upon the earlier of (i) our issuance of additional shares of common stock having an aggregate purchase price of at least $2,500,000 for a consideration per share less than $7.75 per share, subject to certain exclusions; and (ii) July 31, 2005. Shares would be issued in amounts determined by reference to our prevailing thirty-day average stock price. The number of additional shares to be issued would effectively reduce the Investor's purchase price per common share as set forth in the Agreement.

      In addition, we have agreed, pursuant to a Registration Rights Agreement dated as of January 28, 2005 between us and Investor, to file a registration statement relating to the resale of the Shares by Investor, or any of Investor's successors or permitted assigns, not later than July 28, 2005, subject to certain conditions.

Merger

      On August 31, 2004, we acquired Vitarich by way of a merger of Vitarich with and into our wholly-owned subsidiary. Vitarich is in the business of formulating, packaging and distributing whole food dietary, herbal and nutritional supplements and related products, which are marketed to retail, wholesale and private label customers, including network marketing companies, health food stores, mass merchandisers, drug stores, food stores, and Internet and mail-order companies.

      In connection with the merger:

      (i) We paid $6,050,000 in cash, issued 825,000 shares of our common stock and assumed approximately $1.6 million of Vitarich's debt. We are required to make additional payments consisting of cash and our common stock if certain pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) thresholds for the twelve months ending February 28, 2005 are met.

      (ii) We entered into a Registration Rights Agreement with Mr. Thomas, the former sole stockholder of Vitarich, whereby we agreed to use our best efforts to file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 to effect the registration of the shares of our common stock issued in the merger.

      (iii) We entered into an Employment Agreement with Mr. Thomas, whereby we agreed to employ Mr. Thomas as our Senior Operating Executive for an initial term of 3 years (with automatic one year renewal terms) with an annual base salary of $150,000, subject to increase, and an annual bonus of up to $250,000.

      (iv) We entered into a Supply Agreement with Vitarich Farms, Inc., whereby Vitarich Farms agreed to supply to us, and we agreed to purchase from Vitarich Farms, on an as needed basis, certain organic agriculture products by Vitarich Farms, for a period of one year.

      (v) We effected certain changes to our existing credit facility with Bank of America.

      (vi) On January 31, 2005, we entered into a Debt Subordination Agreement with Mr. Thomas to reconstitute the cash consideration for the contingent earnout as subordinated debt.

      In addition to the foregoing, pursuant to the merger agreement, we repaid Mr. Thomas $507,514 in full satisfaction of all loans personally made by Mr. Thomas to Vitarich. We also agreed to grant options to purchase 25,000 shares of our common stock to certain employees of Vitarich.

Indemnity Claim

      On October 31, 2003, we completed the sale of our Puroflow business for approximately $3.5 million in cash, of which $300,000 was placed in escrow for one year to indemnify the buyer from losses resulting from any breach of our representations and warranties made in connection with that sale. The buyer has made a claim on this escrow, which we are contesting. During the three months ended October 31, 2004, we recorded a loss of $150,000 with respect to this claim.

THE OFFERING

      The following is a brief summary of the offering. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements included in our other filings with the Securities and Exchange Commission.

Securities Offered: 954,032 shares of common stock, par value $0.15 per share.

Use of Proceeds:    We will not receive any of the proceeds of the resale of the shares of common stock by the selling stockholders.

Trading: Our common stock is listed on the Boston Stock Exchange under the symbol "AGX" and is traded on the Bulletin Board System and reported by the National Quotation Service under the symbol "AGAX.OB."

Risk Factors:       See "Risk Factors" and the other information in this
                    prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of common stock offered by the selling stockholders pursuant to this prospectus.

                                  RISK FACTORS

      You should carefully consider the following risk factors before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth and incorporated by reference in this prospectus, including our consolidated financial statements and the related notes.

GENERAL RISKS RELATING TO OUR COMPANY

OUR OFFICERS AND DIRECTORS HAVE LIMITED EXPERIENCE IN MANAGING OUR BUSINESS AND, AS A RESULT, MAY BE UNSUCCESSFUL IN DOING SO.

      In April 2003, Rainer H. Bosselmann became Chairman and Chief Executive Officer, H. Haywood Miller III became Executive Vice President and Arthur F. Trudel became Senior Vice President and Chief Financial Officer of the Company. Upon consummation of the private placement, four of our directors resigned and were replaced by Mr. Bosselmann and three new directors designated by Mr. Bosselmann (DeSoto S. Jordan, James W. Quinn and Daniel A. Levinson). In addition, in June 2003, Peter L. Winslow was elected by the Board of Directors to fill a vacancy, and in October 2003, W.G. Champion Mitchell was elected to our Board of Directors at our 2003 Annual Meeting replacing Michael H. Figoff who did not stand for re-election. Although Messrs. Bosselmann, Miller, Trudel, Jordan, Quinn, Levinson, Winslow and Mitchell have experience as executive officers and directors of other public companies, they have limited experience in managing our business and, as a result, may be unsuccessful in doing so.

PURCHASERS OF OUR COMMON STOCK WILL BE UNABLE TO EVALUATE FUTURE ACQUISITIONS AND/OR INVESTMENTS.

      We recently completed our acquisition of Vitarich in August 2004. Prior to our acquisition of Vitarich, we acquired Southern Maryland in July 2003. We have not identified any other specific acquisitions or investments that are probable of consummation. Accordingly, purchasers of our common stock may be unable to evaluate the business, prospects, operating results, management or other material factors relating to future acquisitions or investments that we make. In addition, there can be no assurance that future acquisitions will occur or, if they occur, will be beneficial to us and our stockholders.

WE MAY BE UNSUCCESSFUL AT INTEGRATING COMPANIES THAT WE ACQUIRE.

      We may not be able to successfully integrate companies that we acquire with our other operations without substantial costs, delays or other operational or financial problems. Integrating acquired companies involves a number of special risks which could materially and adversely affect our business, financial condition and results of operations, including:

      o     failure of acquired companies to achieve the results we expect;

      o     diversion of management's attention from operational matters;

      o difficulties integrating the operations and personnel of acquired companies;

      o     inability to retain key personnel of acquired companies;

      o     risks associated with unanticipated events or liabilities;

      o     the potential disruption of our business; and

      o the difficulty of maintaining uniform standards, controls, procedures and policies.

      If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of our entire Company could be materially and adversely affected. In addition, future acquisitions could result in issuances of equity securities that would reduce our stockholders' ownership interest, the incurrence of debt, contingent liabilities, deferred stock based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL AND, AS A RESULT, MAY NOT BE ABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN.

      We will need to raise additional capital to finance future business acquisitions or investments. Additional financing may not be available on terms that are acceptable to us or at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced. Additionally, these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on terms acceptable to us, our ability to finance future business acquisitions or investments and to otherwise pursue our business plan would be impossible.

      We cannot readily predict the timing, size and success of our acquisition efforts and therefore, the capital we will need for these efforts. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us at all or on terms acceptable to us.

WE MAY BE UNSUCCESSFUL AT GENERATING INTERNAL GROWTH.

      Our ability to generate internal growth will be affected by, among other factors, our success in:

      o expanding the range of services and products we offer to customers to address their evolving needs;

      o     attracting new customers;

      o     hiring and retaining employees; and

      o     reducing operating and overhead expenses.

      Many of the factors affecting our ability to generate internal growth may be beyond our control. Our strategies may not be successful and we may not be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

OUR BUSINESS GROWTH COULD OUTPACE THE CAPABILITY OF OUR CORPORATE MANAGEMENT INFRASTRUCTURE. OUR OPERATIONS AND ABILITY TO EXECUTE OUR BUSINESS PLAN COULD BE ADVERSELY EFFECTED AS A RESULT.

      We cannot be certain that our infrastructure will be adequate to support our operations as they expand. Future growth also could impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we can recruit and retain such additional managers and executives. To the extent that we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management, we may not be able to expand our operations or execute our business plan. Our financial condition and results of operations could be materially and adversely affected as a result.

LOSS OF KEY PERSONNEL COULD PREVENT US FROM SUCCESSFULLY EXECUTING OUR BUSINESS PLAN AND OTHERWISE ADVERSELY AFFECT OUR BUSINESS.

      Our ability to maintain productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of these skilled personnel. Labor shortages or increased labor costs could impair our ability to maintain our business or grow our revenues.

      We depend on the continued efforts of our executive officers and on senior management of the businesses we acquire. We cannot be certain that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could negatively impact our ability to manage our business. We do not carry key-person life insurance on any of our employees.

OUR TELECOMMUNICATIONS INFRASTRUCTURE SERVICES BUSINESS IS SEASONAL AND OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER.

      Our quarterly results are affected by seasonal fluctuations in our telecommunications infrastructure services business. Our quarterly results may also be materially affected by:

      o variations in the margins of projects performed during any particular quarter;

      o     regional or general economic conditions;

      o the budgetary spending patterns of customers, including government agencies;

      o     the timing and volume of work under new agreements;

      o     the termination of existing agreements;

      o     the timing of our significant promotional activities;

      o costs that we incur to support growth internally or through acquisitions or otherwise;

      o losses experienced in our operations not otherwise covered by insurance;

      o     disruptive weather events;

      o     the change in mix of our customers, contracts and business;

      o     costs of integrating new suppliers;

      o     the timing of acquisitions;

      o     the timing and magnitude of acquisition assimilation costs; and

      o     increases in construction and design costs.

      Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

      Our operations with regard to our telecommunications business are expected to have seasonally weaker results in the first and fourth quarters of the year, and may produce stronger results in the second and third quarters. This seasonality is primarily due to the effect of winter weather on outside plant activities, as well as reduced daylight hours and customer budgetary constraints. Certain customers tend to complete budgeted capital expenditures before the end of the year, and postpone additional expenditures until the subsequent fiscal period. We intend to actively pursue larger infrastructure projects with our customers. The positive impact of major contracts requires that we undertake extensive up front preparations with respect to staffing, training and relocation of equipment. Consequently, we may incur significant period costs in one fiscal period and realize the benefit of contractual revenues in subsequent periods.

WE HAVE EXPERIENCED LOSSES IN THE PAST AND MAY EXPERIENCE ADDITIONAL LOSSES IN THE FUTURE.

      As of October 31, 2004, we had an accumulated deficit of approximately $4,590,000 resulting primarily from past losses. We may experience additional losses in the future.

ANY GENERAL INCREASE IN INTEREST RATE LEVELS WILL INCREASE OUR COST OF DOING BUSINESS. OUR RESULTS OF OPERATIONS, CASH FLOW AND FINANCIAL CONDITION MAY SUFFER AS A RESULT.

      On October 31, 2004, we had approximately $3,269,000 of unhedged variable rate debt. Any general increase in interest rate levels will increase our cost of doing business.

SPECIFIC RISKS RELATING TO OUR NUTRITIONAL SUPPLEMENT BUSINESS

IF OUR BUSINESS OR OUR PRODUCTS ARE THE SUBJECT OF ADVERSE PUBLICITY, OUR BUSINESS COULD SUFFER.

      Our business depends, in part, upon the public's perception of our integrity and the safety and quality of our products. Any adverse publicity, whether or not accurate, could negatively affect the public's perception of us and could result in a significant decline in our operations. Our business and products could be subject to adverse publicity regarding, among other things:

      o     the nutritional supplements industry;

      o     competitors;

      o     sources of raw materials from overseas;

      o     new regulatory rules for nutraceuticals;

      o     the safety and quality of our products and ingredients; and

      o     regulatory investigations of our products or competitors' products.

OUR INABILITY TO RESPOND TO CHANGING CONSUMERS' DEMANDS AND PREFERENCES COULD ADVERSELY AFFECT OUR BUSINESS.

      The nutritional industry is subject to rapidly changing consumer demands and preferences. There can be no assurance that customers will continue to favor the products provided and manufactured by us. In addition, products that gain wide acceptance with consumers may result in a greater number of competitors entering the market which could result in downward price pressure which could adversely impact our financial condition. We believe that our growth will be materially dependent upon our ability to develop new techniques and processes necessary to meet the needs of our customers and potential customers. Our inability to anticipate and respond to these rapidly changing demands could have an adverse effect on our business operations.

THERE CAN BE NO ASSURANCE WE WILL BE ABLE TO OBTAIN OUR NECESSARY RAW MATERIALS IN A TIMELY MANNER.

      Although we believe that there are adequate sources of supply for all of our principal raw materials we require, there can be no assurance that our sources of supply for our principal raw materials will be adequate in all circumstances. In the event that such sources are not adequate, we will have to find alternate sources. As a result we may experience delays in locating and establishing relationships with other sources which could result in product shortages and backorders for our products, with a resulting loss of revenue to us.

THERE ARE LIMITED CONCLUSIVE CLINICAL STUDIES AVAILABLE ON HUMAN CONSUMPTION OF OUR PRODUCTS.

      Although many of the ingredients in our products are vitamins, mineral, herbs and other substances for which there is a long history of human consumption, some of our products contain innovative ingredients or combinations of ingredients. Although, we believe all of our products to be safe when used as directed, there is little long-term experience with human consumption of certain of these product ingredients or combinations thereof. Therefore, no assurance can be given that our products, even when used as directed, will have the effects intended. Although we test the formulation and production of our products, we have not sponsored or conducted clinical studies on the effects of human consumption.

IN THE EVENT WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS, WE MAY BE LIABLE FOR DAMAGES AND EXPENSES, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

      We could face financial liability due to product liability claims if the use of our products results in significant loss or injury. To date, we have not been the subject of any product liability claims. However, we can make no assurances that we will not be exposed to future product liability claims. Such claims may include that our products contain contaminants, that we provide consumers with inadequate instructions regarding product use, or that we provide inadequate warnings concerning side effects or interactions of our products with other substances. We believe that we maintain adequate product liability insurance coverage. However, a product liability claim could exceed the amount of our insurance coverage or a product claim could be excluded under the terms of our existing insurance policy, either of which could adversely affect our financial condition.

THE NUTRITIONAL INDUSTRY IS INTENSELY COMPETITIVE AND THE STRENGTHENING OF ANY OF OUR COMPETITORS COULD HARM OUR BUSINESS.

      The market for nutritional products is highly competitive. Our direct competition consists of both publicly and privately owned companies, which tend to be highly fragmented in terms of both geographical market coverage and product categories. These companies compete with us on different levels in the development, manufacture and marketing of nutritional supplements. Many of these companies have broader product lines and larger sales volume, are significantly larger than us, have greater name recognition, financial, personnel, distribution and other resources than we do and may be better able to withstand volatile market conditions. There can be no assurance that our customers and potential customers will regard our products as sufficiently distinguishable from competitive products. Our inability to compete successfully will have a material adverse effect on our business.

OUR VIOLATION OF GOVERNMENT REGULATIONS, OR OUR INABILITY TO OBTAIN NECESSARY GOVERNMENTAL APPROVALS FOR OUR NUTRITIONAL PRODUCTS COULD HARM OUR BUSINESS.

      The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (FDA), the Federal Trade Commission (FTC), the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Environmental Protection Agency, and also by various agencies of the states, localities and foreign countries in which our products are sold. In particular, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act (FDCA), regulates the formulation, manufacturing, packaging, labeling, distribution and sale of dietary supplements, including vitamins, minerals and herbs, and of over-the-counter (OTC) drugs, while the FTC has jurisdiction to regulate advertising of these products, and the Postal Service regulates advertising claims with respect to such products sold by mail order. The FDCA has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. Our inability to comply with these federal regulations may result in, among other things, injunctions, product withdrawls, recalls, product seizures, fines and criminal prosecutions.

      In addition, our products are also subject to regulations under various state and local laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and OTC drugs.

      In the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state or local to the repeal of laws or regulations that we consider favorable, or to more stringent interpretations of current laws or regulations. We can neither predict the nature of such future laws, regulations, repeals or interpretations, nor can we predict what effect additional governmental regulation, when and if it occurs, would have on our business. These regulations could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements. Any of these developments could have a material adverse effect on our business.

OUR INABILITY TO ADEQUATELY PROTECT OUR PRODUCTS FROM REPLICATION BY COMPETITORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      We own proprietary formulas for certain of our nutritional products. We regard our proprietary formulas as valuable assets and believe they have significant value in the marketing of our products. Because we do not have patents or trademarks on our products, there can be no assurance that another company will not replicate one or more of our products.

SPECIFIC RISKS RELATING TO OUR TELECOMMUNICATIONS INFRASTRUCTURE BUSINESS

WE ARE SUBSTANTIALLY DEPENDENT ON ECONOMIC CONDITIONS IN THE TELECOMMUNICATIONS INFRASTRUCTURE INDUSTRY. ADVERSE ECONOMIC CONDITIONS IN THE INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE OPERATING RESULTS.

      We are involved in the telecom and utility infrastructure services industries, which can be negatively affected by rises in interest rates, downsizings in the economy and general economic conditions. In addition, our activities may be hampered by weather conditions and an inability to plan and forecast activity levels. Adverse economic conditions in the telecommunications infrastructure and construction industries may have a material adverse effect on our future operating results.

THE INDUSTRY SERVED BY OUR BUSINESS IS SUBJECT TO RAPID TECHNOLOGICAL AND STRUCTURAL CHANGES THAT COULD REDUCE THE DEMAND FOR THE SERVICES WE PROVIDE.

      The utility, telecommunications and computer networking industries are undergoing rapid change as a result of technological advances that could in certain cases reduce the demand for our services or otherwise negatively impact our business. New or developing technologies could displace the wireline systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications companies to significantly improve their networks without physically upgrading them. In addition, consolidation, competition or capital constraints in the utility, telecommunications or computer networking industries may result in reduced spending or the loss of one or more of our customers. Additionally, our work in the telecommunications infrastructure services industry could be negatively affected by rises in interest rates, downsizings in the economy and general economic conditions.

OUR FINANCIAL RESULTS ARE DEPENDENT ON GOVERNMENT PROGRAMS AND SPENDING, THE TERMINATION OF WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      A significant portion of our business relates to structured cabling work for the Federal Government, through a contract with General Dynamics Corp. Reliance on government programs has certain inherent risks. Our business is reliant on the continued funding of the government projects we work on. In addition,, contracts, direct or indirect, with United States government agencies are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs.

WE ARE SUBSTANTIALLY DEPENDENT UPON FIXED PRICE CONTRACTS AND ARE EXPOSED TO LOSSES THAT MAY OCCUR ON SUCH CONTRACTS IN THE EVENT THAT WE FAIL TO ACCURATELY ESTIMATE, WHEN BIDDING ON A CONTRACT, THE COSTS THAT WE WILL BE REQUIRED TO INCUR TO COMPLETE THE PROJECT.

      We currently generate, and expect to continue to generate, a significant portion of our revenues under fixed price contracts. We must estimate the costs of completing a particular project to bid for these fixed price contracts. Although historically we have been able to estimate costs, the cost of labor and materials may, from time to time, vary from costs originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual revenue and gross profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year.

MANY OF OUR CUSTOMER CONTRACTS MAY BE CANCELED ON SHORT NOTICE AND WE MAY BE UNSUCCESSFUL IN REPLACING CONTRACTS AS THEY ARE COMPLETED OR EXPIRE. AS A RESULT, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

      Any of the following contingencies may have a material adverse effect on our business:

      o     our customers cancel a significant number of contracts;

      o we fail to win a significant number of our existing contracts upon re-bid; or

      o we complete the required work under a significant number of non-recurring projects and cannot replace them with similar projects.

      Many of our customers may cancel their contracts on short notice, typically 30 to 90 days, even if we are not in default under the contract. Certain of our customers assign work to us on a project-by-project basis under master service agreements. Under these agreements, the customers often have no obligation to assign work to us. Our operations could be materially and adversely affected if the volume of work we anticipate receiving from these customers is not assigned to us. Many of our contracts, including our master service agreements, are opened to public bid at the expiration of their terms. We may not be the successful bidder on existing contracts that come up for bid.

LOSS OF SIGNIFICANT CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS.

      Sales to our three largest customers, General Dynamics, Southern Maryland Electric Cooperative (SMECO) and Verizon Communications, Inc., currently account for most of our business. General Dynamics accounted for approximately 51% and 15% of consolidated net sales during the year ended January 31, 2004 and the nine months ended October 31, 2004, respectively. General Dynamics has substantially reduced its level of activity on certain contracts under which it uses us as a subcontractor. SMECO accounted for approximately 26% and 31% of consolidated net sales during the year ended January 31, 2004 and the nine months ended October 31, 2004, respectively. Verizon accounted for approximately 19% and 5% of consolidated net sales during the year ended January 31, 2004 and the nine months ended October 31, 2004, respectively. Verizon has been a customer of Southern Maryland for many years. In July 2004, Verizon decreased its volume of business with us. Combined, General Dynamics, SMECO and Verizon accounted for approximately 96% and 51% of consolidated net sales during the year ended January 31, 2004 and the nine months ended October 31, 2004, respectively. The loss of any of these customers could have a material adverse effect on our business, unless the loss is offset by increases in sales to other customers.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS. IF WE FAIL TO COMPETE SUCCESSFULLY AGAINST CURRENT OR FUTURE COMPETITORS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

      We operate in highly competitive markets. We compete with service providers ranging from small regional companies which service a single market, to larger firms servicing multiple regions, as well as large national and multi-national entities. In addition, there are few barriers to entry in the telecommunications infrastructure industry. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors.

      Competition in the telecommunications infrastructure industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures than we do and may, therefore, be able to provide their services at lower rates than we can provide the same services. In addition, some of our competitors are larger and have significantly greater financial resources than we do. Our competitors may develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, we may not be able to maintain or enhance our competitive position within our industry. We may also face competition from the in-house service organizations of our existing or prospective customers.

      A significant portion of our business involves providing services, directly or indirectly as a subcontractor, to the United States government under government contracts. The United States government may limit the competitive bidding on any contract under a small business or minority set-aside, in which bidding is limited to companies meeting the criteria for a small business or minority business, respectively. We are currently qualified as a small business concern, but not a minority business.

      We may not be able to compete successfully against our competitors in the future. If we fail to compete successfully against our current or future competitors, our business, financial condition, and results of operations will be materially and adversely affected.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION. THIS MAY INCREASE THE COSTS OF OUR OPERATIONS AND EXPOSE US TO SUBSTANTIAL CIVIL AND CRIMINAL PENALTIES IN THE EVENT THAT WE VIOLATE APPLICABLE LAW.

      We provide, either directly as a contractor or indirectly as a sub-contractor, products and services to the United States government under government contracts. United States government contracts and related customer orders subject us to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. These include subjecting us to examinations by government auditors and investigators, from time to time, to insure compliance and to review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts).

IF WE ARE UNABLE TO OBTAIN SURETY BONDS OR LETTERS OF CREDIT IN SUFFICIENT AMOUNTS OR AT ACCEPTABLE RATES, WE MIGHT BE PRECLUDED FROM ENTERING INTO ADDITIONAL CONTRACTS WITH CERTAIN OF OUR CUSTOMERS. THIS MAY ADVERSELY AFFECT OUR BUSINESS.

      Contracts in the industries we serve may require performance bonds or other means of financial assurance to secure contractual performance. If we are unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, we might be precluded from entering into additional contracts with certain of our customers. As a result, our business may be adversely affected.

RISKS RELATING TO OUR SECURITIES

OUR BOARD OF DIRECTORS MAY ISSUE PREFERRED STOCK WITH RIGHTS THAT ARE SUPERIOR TO OUR COMMON STOCK.

      Our Certificate of Incorporation, as amended, permits our Board of Directors to issue shares of preferred stock and to designate the terms of the preferred stock. The issuance of shares of preferred stock by the Board of Directors could adversely affect the rights of holders of common stock by, among other matters, establishing dividend rights, liquidation rights and voting rights that are superior to the rights of the holders of the common stock.

OUR COMMON STOCK IS THINLY TRADED. AS A RESULT, OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY HAVE DIFFICULTY DISPOSING OF YOUR INVESTMENT AT PREVAILING MARKET PRICES.

      Since August 4, 2003, our common stock has been listed on the Boston Stock Exchange under the symbol "AGX" and is traded on the Bulletin Board System and reported by the National Quotation Service under the symbol "AGAX.OB." Prior to our listing on the Boston Stock Exchange, our common stock was traded on the Bulletin Board System and reported by the National Quotation Service under the symbol "PFLW.OB." Our common stock is thinly and sporadically traded and no assurances can be given that a larger market will ever develop, or if developed, that it will be maintained.

OUR ACQUISITION STRATEGY MAY RESULT IN DILUTION TO OUR STOCKHOLDERS.

      Our business strategy calls for strategic acquisitions of other businesses. In connection with the Vitarich merger, among other consideration, we issued 825,000 shares of our common stock as initial consideration and we agreed to issue additional shares of our common stock if certain pro forma EBITDA thresholds for the twelve months ending February 28, 2005 are met. We anticipate that future acquisitions will require cash and issuances of our capital stock, including our common stock. To the extent we are required to pay cash for any acquisition, we anticipate that we would be required to obtain additional equity or debt financing. Equity financing would result in dilution for our then current stockholders. Stock issuances and financing, if obtained, may not be on terms favorable to us and could result in substantial dilution to our stockholders at the time(s) of these stock issuances and financings.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK FOR SALE COULD ADVERSELY AFFECT ITS MARKET PRICE.

      As of December 10, 2004, there were 2,630,000 shares of our common stock outstanding. In March 2004, we registered with the Securities and Exchange Commission on Form S-3 the resale, from time to time, by the investors in the April 2003 private placement of 1,533,974 shares of our common stock (including 230,000 shares of our common stock that are issuable upon exercise of warrants that were issued in connection with the private placement). In addition, we are registering 954,032 shares of our common stock under this prospectus for resale, from time to time, by the selling stockholders. In addition, we agreed, in connection with the Vitarich merger, to issue additional shares of our common stock if certain pro forma EBITDA thresholds for the twelve months ending February 28, 2005 are met, as well as register for resale such additional shares of our common stock. If our stockholders sell substantial amounts of our common stock in the public market, including shares registered under any registration statement on Form S-3, the market price of our common stock could fall.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

      We have not paid cash dividends on our common stock since our inception and intend to retain earnings, if any, to finance the development and expansion of our business. As a result, we do not anticipate paying dividends on our common stock in the foreseeable future. Payment of dividends, if any, will depend on our future earnings, capital requirements and financial position, plans for expansion, general economic conditions and other pertinent factors.

OUR OFFICERS, DIRECTORS AND A CERTAIN KEY EMPLOYEE HAVE SUBSTANTIAL CONTROL OVER THE COMPANY.

      As of February 18, 2005, our executive officers and directors as a group own approximately 37.9% of our voting shares (giving effect to an aggregate of 230,000 shares of common stock that may be purchased upon exercise of warrants held by our executive officers and directors, 451,616 shares held in the name of MSR Advisors of which Daniel Levinson, one of our directors, is President and vested stock options) and therefore, may have the power to influence corporate actions such as an amendment to our certificate of incorporation, the consummation of any merger, or the sale of all or substantially all of our assets, and may influence the election of directors and other actions requiring stockholder approval. Daniel Levinson individually controls approximately 16.9% of our common stock.

      In addition, Kevin J. Thomas, our Senior Operating Executive, owns approximately 28.3% of our outstanding voting shares. In addition, we will issue to Mr. Thomas shares of our common stock as additional consideration in connection with the Vitarich merger if certain pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) thresholds for the twelve months ending February 28, 2005 are met. Therefore, Mr. Thomas, individually, may have the power to influence corporate actions.

      Our executive officers and directors, together with Kevin J. Thomas, currently own approximately 57.0% of our outstanding voting shares which will allow our executive officers and directors, together with Kevin J. Thomas, to approve almost any corporate action requiring a minimum majority vote without a meeting or prior notice to our other stockholders.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS.

      Provisions of our certificate of incorporation and Delaware law could delay, prevent, or make more difficult a merger, tender offer or proxy contest involving us. Among other things, under our certificate of incorporation, our board of directors may issue up to 500,000 shares of our preferred stock and may determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of these shares of preferred stock. In addition, Delaware law limits transactions between us and persons that acquire significant amounts of our stock without approval of our board of directors.

                           FORWARD LOOKING STATEMENTS

      Statements contained in this prospectus, and the documents incorporated by reference into this prospectus, include "forward-looking statements" within the meaning of such term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Forward-looking statements made in this prospectus, and the documents incorporated by reference into this prospectus, generally are based on our best estimates of future results, performances or achievements, predicated upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "project," "expect," "believe," "estimate," "anticipate," "intend," "continue," "potential," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. Potential risks and uncertainties include, among other things, such factors as:

      o the market acceptance, revenues and profitability of our current and future products and services;

      o our ability to acquire additional companies and ability to successfully integrate such acquirees, if any, into our operations;

      o general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industries in which we operate;

      o the competitive environments within the industries in which we operate;

      o     our ability to raise additional capital, if and as needed;

      o the cost-effectiveness of our product and service development activities;

      o political and regulatory matters affecting the industries in which we operate; and

      o the other risks detailed in this prospectus, including those set forth in the section entitled "Risk Factors," and the documents incorporated by reference into this prospectus, and, from time to time, in our other filings with the Securities and Exchange Commission.

      Readers are urged to carefully review and consider the various disclosures made by us in this prospectus, and the documents incorporated by reference into this prospectus, and our other filings with the Securities and Exchange Commission. These reports attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operations and prospects. The forward-looking statements made in this prospectus speak only as of the date hereof and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of our common stock offered by the selling stockholders pursuant to this prospectus. The selling stockholder will receive all of the proceeds from those sales. See section entitled "Selling Stockholders."

                              SELLING STOCKHOLDERS

      In connection with both the Vitarich merger and the sale of shares to MSR, we issued shares of our common stock, and we agreed to register those shares for resale. We have also agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective for a period ending on the first to occur of:

      (i) the date when all of the shares registered under this registration statement have been sold; or

      (ii) the date when all of the shares registered under this registration statement may be freely resold pursuant to Rule 144(k) under the Securities Act of 1933.

      The shares are to be offered by the selling stockholders identified in the table below and any pledgees, donees, assignees, transferees or successors-in-interest to the shares of the selling stockholders. Our registration of the shares of our common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

      The following table sets forth certain information regarding the beneficial ownership of our common stock, as of February 18, 2005, by each of the selling stockholders. The information in the table below is provided to the best of our knowledge based upon information provided by the selling stockholders, review of our share transfer ledger, and SEC filings and other publicly available information. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. Notwithstanding the foregoing, for purposes of illustrating the number of shares of our common stock and the percentage that will be beneficially owned by each of the selling stockholders following the completion of the sale of the shares, the following table assumes that the selling stockholders will sell all of the shares being offered by them under this prospectus.

         Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

---------------------------------------------------------------------------------------------------------------------
                                                                                          Beneficial Ownership
                                                                                      After the Sale of the Shares
---------------------------------------------------------------------------------------------------------------------
    Selling Stockholders          Number of Shares
                                 Beneficially Owned          Number of Shares
                               Prior to Sale of Shares    Being Offered for Sale        Number         Percentage
---------------------------------------------------------------------------------------------------------------------
     Kevin J. Thomas(1)                779,958                    779,958                  0                --
---------------------------------------------------------------------------------------------------------------------
        Gerard David                    5,162                      5,162                   0                --
---------------------------------------------------------------------------------------------------------------------
     Craig A. Waldinger                 3,000                      3,000                   0                --
---------------------------------------------------------------------------------------------------------------------
    Tiffany N. Kreisman                  645                        645                    0                --
---------------------------------------------------------------------------------------------------------------------
      Megan Ann Mader                    645                        645                    0                --
---------------------------------------------------------------------------------------------------------------------
  Bernadeane T. Gilbertson             12,903                     12,903                   0                --
---------------------------------------------------------------------------------------------------------------------
        Barry Loder                    22,687                     22,687                   0                --
---------------------------------------------------------------------------------------------------------------------
    MSR I SBIC, L.P.(2)                509,616                    129,032               380,584           13.0%
---------------------------------------------------------------------------------------------------------------------

      (1) Mr. Thomas serves as our Senior Operating Executive. As explained below under "Plan of Distribution," we have agreed to bear all expenses in connection with the registration of the shares under this prospectus, except for underwriting discounts and sales commissions.

      (2) MSR is an affiliate of Daniel Levinson, one of our directors. Mr. Levinson's beneficial ownership includes 325,584 shares of common stock owned by MSR, 50,000 shares issuable upon exercise of warrants beneficially owned by MSR and two other entities controlled by Mr. Levinson, 5,000 shares issuable upon exercise of options held by Mr. Levinson and 3,000 shares owned by a trust for the benefit of Mr. Levinson's family.

                              PLAN OF DISTRIBUTION

      The shares of common stock may be sold from time to time by the selling stockholders in one or more of the following transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices:

      o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Boston Stock Exchange;

      o     in the over-the-counter market;

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

      o ordinary brokerage transactions in which the broker solicits purchasers;

      o in connection with short sales, in which the shares are redelivered to close out short positions;

      o in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

      o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

      o     privately negotiated transactions;

      o     in a combination of any of the above methods; or

      o     any other method permitted pursuant to applicable law.

      As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees and other successors-in-interest selling shares received from the selling stockholders after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer.

      The selling stockholders also may resell all or a portion of the shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in open market transactions in reliance upon Rule 144 under the Securities Act of 1933. The selling stockholders may sell the shares described in this prospectus directly to purchasers or to or through broker-dealers, which may act as agents or principals. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions. The selling stockholders and broker-dealers that participate with the stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In such an event, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933 and any commissions received by the selling stockholders and any profit on the resale of shares may be deemed to be underwriting compensation. The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus.

      The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to the registration statement with the Securities and Exchange Commission. This supplement or amendment will include the following information:

      o     the name of the participating broker-dealer(s) or underwriters;

      o     the number of shares involved;

      o     the price(s) at which the shares were sold;

      o the commissions paid or discounts or concessions allowed by the selling stockholders to the broker-dealers or underwriters, if any; and

      o     other information material to the transaction.

      In addition, upon being notified by the selling stockholders that a pledge, donee, transferee or successor-in-interest intends to sell the shares, we will file a supplement to this prospectus.

      We entered into a registration rights agreements for the benefit of Kevin
J. Thomas (the former sole stockholder of Vitarich), including his successors, assigns and transferees, and with MSR to register the shares of common stock issued pursuant to the Vitarich merger and the private placement of shares to MSR under applicable federal and state securities laws and under specific circumstances and at specific times. The registration rights agreements provide for cross-indemnification of the selling stockholders and us and their and our respective directors, officers and controlling persons, as well as any participating underwriter, against specific liabilities in connection with this prospectus and the offer and sale of the shares, including liabilities under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act of 1933 from sales of common stock.

      We will not receive any proceeds from the sale of the shares by the selling stockholders.

      We have agreed to bear all expenses of registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

      There can be no assurances that the selling stockholders will sell all or any of the shares of common stock offered under this prospectus.

                                  LEGAL MATTERS

      Robinson & Cole LLP, Stamford, Connecticut, has opined on the validity of the shares of common stock being offered pursuant to this prospectus.

                                     EXPERTS

      On May 19, 2003, our Audit Committee changed our principal accountants from Rose, Snyder & Jacobs, a corporation of certified independent public accountants, to Ernst & Young LLP, an independent registered public accounting firm.

      The consolidated financial statements of Argan, Inc. at January 31, 2004 and for the year then ended, appearing in Argan, Inc.'s Annual Report on Form 10-KSB for the year ended January 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Argan, Inc., incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Argan, Inc. for the year ended January 31, 2003, and the Current Report on Form 8-K of Argan, Inc. filed on January 27, 2004, wherein its previously issued financial statements for the years ended January 31, 2003 and 2002 were restated to reflect as discontinued operations of the manufacturing operations of Argan, Inc., which were sold on October 31, 2003, have been so incorporated in reliance on the report of Rose, Snyder & Jacobs, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The balance sheets of Vitarich Laboratories, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the years then ended, incorporated in this Prospectus by reference to the Current Report of Argan, Inc. on Form 8-K/A filed with the Commission on November 15, 2004, have been so incorporated in reliance on the report of Davidson and Nick, CPA's, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

      The following unaudited pro forma statements of operations summarize the results of our operations for the nine months ended October 31, 2004 and 2003, as well as the twelve months ended January 31, 2004 and 2003, as if the acquisitions of VLI and SMC had been completed on February 1, 2002. The unaudited pro forma statements of operations do not include the operating results of Puroflow Incorporated (PI), which have been reclassified as discontinued operations. We have not presented an unaudited pro forma balance sheet as of October 31, 2004, because VLI and SMC were included in our unaudited condensed consolidated balance sheet as of October 31, 2004, included in our Form 10-QSB for the period then ended.

      The unaudited pro forma statements of operations do not purport to be indicative of the results that would have actually been obtained if the aforementioned acquisitions and disposition had occurred on February 1, 2002, or that may be obtained in the future. VLI and SMC previously reported their results of operations using a calendar year-end. In preparing the pro forma information, we utilized VLI's and SMC's calendar year and quarter ended results of operations. No material events occurred subsequent to these reporting periods that would require adjustment to our unaudited pro forma statements of operations.

                                   ARGAN, INC.
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                                                      NINE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                        OCTOBER 31,                          JANUARY 31,
                                                    2004               2003              2004              2003
                                               ============       ============      ============      ============
Net sales                                      $ 18,098,000       $ 18,124,000      $ 25,124,000      $ 23,149,000
Cost of goods sold                               13,678,000         13,521,000        18,736,000        17,045,000
                                               ------------       ------------      ------------      ------------
Gross profit                                      4,420,000          4,603,000         6,388,000         6,104,000
Selling, general and administrative               4,938,000          4,068,000         6,216,000         6,372,000
Impairment loss                                   1,942,000                 --                --                --
                                               ------------       ------------      ------------      ------------
(Loss ) income from operations                   (2,460,000)           535,000           172,000          (268,000)
Other expense, net                                   50,000             19,000            15,000            94,000
                                               ------------       ------------      ------------      ------------
 (Loss) income from continuing operations
   before income taxes                           (2,510,000)           516,000           157,000          (362,000)
Income tax (benefit) provision                     (714,000)           206,000            55,000          (144,000)
                                               ------------       ------------      ------------      ------------
(Loss) income from continuing operations       $ (1,796,000)      $    310,000      $    102,000      $  ( 218,000)
                                               ============       ============      ============      ============
(Loss) income per share
    -  basic                                   $      (0.68)      $       0.12      $       0.04      $      (0.08)
                                               ============       ============      ============      ============
    -  diluted                                 $      (0.68)      $       0.12      $       0.04      $      (0.08)
                                               ============       ============      ============      ============
Weighted average shares outstanding
    -  basic                                      2,624,000          2,624,000         2,624,000         2,624,000
                                               ============       ============      ============      ============
    - diluted                                     2,624,000          2,624,000         2,624,000         2,624,000
                                               ============       ============      ============      ============

                                   ARGAN, INC.
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 31, 2004

                                                  ARGAN, INC.                              PRO FORMA            CONSOLIDATED
                                                     (A)               VLI (A)            ADJUSTMENTS          PRO FORMA (B)
                                                 ============       ============          ============          ============
Net sales                                        $  5,718,000       $  2,766,000          $  9,614,000(1)       $ 18,098,000
Cost of goods sold                                  4,872,000          1,825,000             6,981,000(1)         13,678,000
                                                 ------------       ------------          ------------          ------------
Gross profit                                          846,000            941,000             2,633,000             4,420,000
                                                 ------------       ------------          ------------          ------------
                                                                                              (435,000)(2)
                                                                                               929,000(3)
Selling, general and administrative                 2,410,000            580,000             1,454,000(1)          4,938,000
Impairment loss                                     1,942,000                 --                    --             1,942,000
                                                 ------------       ------------          ------------          ------------
(Loss ) income from operations                     (3,506,000)           361,000               685,000            (2,460,000)
Other income (expense), net                            10,000            (25,000)              (35,000)(1)           (50,000)
                                                 ------------       ------------          ------------          ------------
 (Loss) income from continuing operations
   before income taxes                             (3,496,000)           336,000               650,000            (2,510,000)
Income tax (benefit) provision                     (1,103,000)           (88,000)              477,000(5)           (714,000)
                                                 ------------       ------------          ------------          ------------
(Loss) income from continuing operations         $ (2,393,000)      $    424,000          $    173,000          $ (1,796,000)
                                                 ============       ============          ============          ============
Loss per share(4)
    -  basic                                                                                                    $      (0.68)
                                                                                                                ============
    -  diluted                                                                                                  $      (0.68)
                                                                                                                ============
Weighted average shares outstanding(4)
    -  basic                                                                                                       2,624,000
                                                                                                                ============
    - diluted                                                                                                      2,624,000
                                                                                                                ============

Notes to unaudited condensed pro forma combined statement of operations -

      (1) To include results of VLI for the period prior to acquisition to present nine months reported for VLI in the consolidated pro forma.

      (2) To adjust for the difference between compensation under formal employment agreements between us and the former owner of VLI and amounts previously paid to him.

      (3) To adjust for the amortization of the purchase accounting valuation of $2,000,000 for customer relationships, of $2,500,000 for proprietary formulas and of $1,800,000 for non-compete agreement.

      (4) The number of shares outstanding was increased to 2,624,000 to reflect the impact of our acquisition of VLI whose purchase considerations included 825,000 shares of our common stock as if shares were outstanding since February 1, 2002.

      (5) To adjust the tax rate to assume a 40% effective tax benefit rate (including VLI) on a C Corporation basis for the entire period which after including Argan, Inc.'s permanent difference with respect to the write down of SMC intangibles reduces Argan's effective tax rate to 28%.

      (A) Argan and VLI unaudited internally prepared results of operations for the nine and two months ended October 31, 2004, respectively.
            (B) As reported on Form 10-QSB, Note 3, filed December 13, 2004.

                                   ARGAN, INC.
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 31, 2003


                                                            ARGAN, INC.                          PRO FORMA          CONSOLIDATED
                                                          AS REPORTED (A)       VLI (B)         ADJUSTMENTS          PRO FORMA(C)
                                                           ============      ============      ============         ============
Net sales                                                  $  4,298,000      $  9,550,000      $  4,276,000(5)      $ 18,124,000
Cost of goods sold                                            3,243,000         6,978,000         3,300,000(5)        13,521,000
                                                           ------------      ------------      ------------         ------------
Gross profit                                                  1,055,000         2,572,000           976,000            4,603,000
                                                                                                    822,000(5)
                                                                                                   (215,000)(1)
                                                                                                    125,000(2)
                                                                                                   (312,000)(1)
Selling, general and administrative                             954,000         1,499,000         1,195,000(2)         4,068,000
                                                           ------------      ------------      ------------         ------------
(Loss ) income from operations                                  101,000         1,073,000          (639,000)             535,000
Other income (expense), net                                      15,000           (19,000)          (15,000)(5)          (19,000)
                                                           ------------      ------------      ------------         ------------
 (Loss) income from continuing operations
   before income taxes                                          116,000         1,054,000          (654,000)             516,000
Income tax (benefit) provision                                  (25,000)          422,000          (191,000)(3)          206,000
                                                           ------------      ------------      ------------         ------------
Income (loss) from continuing
    operations                                             $    141,000      $    632,000      $   (463,000)        $    310,000
                                                           ============      ============      ============         ============
Income per share(4)
    -  basic                                                                                                        $       0.12
                                                                                                                    ============
    -  diluted                                                                                                      $       0.12
                                                                                                                    ============
Weighted average shares outstanding(4)
    -  basic                                                                                                           2,624,000
                                                                                                                    ============
    - diluted                                                                                                          2,624,000
                                                                                                                    ============

Notes to unaudited condensed pro forma combined statement of operations -

      (1) To adjust for the difference between compensation under formal employment agreements between us and three SMC officers who were members of the family group who owned and operated SMC and the management fees formerly charged to SMC, as well as the compensation paid to the former owner of VLI.

      (2) To adjust for the seven year amortization of the purchase accounting valuation of $1,600,000 for customer relationships and the amortization of the purchased accounting valuation adjustment of $120,000 allocated to fixed assets at SMC as well as $2,000,000 for VLI customer relationships, $2,500,000 for VLI proprietary formulas and $1,800,000 for non-compete agreement with the former owner of VLI.

      (3) To adjust the tax rate to assume a 40% effective tax rate (including VLI and SMC) on a C Corporation basis for the entire period.

      (4) The number of shares outstanding was increased to 2,624,000 to reflect the impact of our acquisition of VLI for which purchase consideration included 825,000 shares of our common stock as if shares were outstanding since February 1, 2002.

      (5) To adjust for operations of SMC to be included in the consolidated pro forma for the period prior to acquisition.

      (A)   As reported on Form 10-QSB, filed December 15, 2003.

      (B) VLI unaudited internally prepared results of operations for the nine months ended to October 31, 2003. (C) As reported on Form 10-QSB, filed December 13, 2004.

                                   ARGAN, INC.
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 31, 2004

                                                ARGAN, INC.                                PRO FORMA            CONSOLIDATED
                                              AS REPORTED(A)            VLI (B)           ADJUSTMENTS            PRO FORMA
                                               ============          ============         ============          ============
Net sales                                      $ 11,057,000          $ 14,067,000         $ 25,124,000
Cost of goods sold                                8,484,000            10,252,000                   --            18,736,000
                                               ------------          ------------         ------------          ------------
Gross profit                                      2,573,000             3,815,000                   --             6,388,000
                                                                                            (1,389,000)(1)
                                                                                               833,000(2)
Selling, general and administrative                                                            360,000(3)
                                                  2,654,000             3,358,000              400,000(4)          6.216,000
                                               ------------          ------------         ------------          ------------
Operating (loss ) income                            (81,000)              457,000              204,000               172,000
Other (income) expense, net                           2,000                13,000                   --                15,000
                                               ------------          ------------         ------------          ------------
 (Loss) income from continuing operations
   before income taxes                              (83,000)              444,000             (204,000)              157,000
Income tax (benefit) provision                      (33,000)              170,000              (82,000)(5)            55,000
                                               ------------          ------------         ------------          ------------
(Loss) income from continuing operations       $    (50,000)         $    274,000         $   (122,000)         $    102,000
                                               ============          ============         ============          ============
Income per share (6)
    -  basic                                                                                                    $       0.04
    -                                                                                                           ============
    -  diluted                                                                                                  $       0.04
                                                                                                                ============
Weighted average shares outstanding(6)
    -  basic                                                                                                       2,624,000
                                                                                                                ============
    -  diluted                                                                                                     2,624,000
                                                                                                                ============

Notes to unaudited condensed pro forma combined statement of operations -

(1) To adjust for the post closing revision of contractual executive compensation program.

(2) To adjust for the amortization of the purchase accounting valuation of $2.5 million for proprietary formulas which are being amortized over three years.

(3) To adjust for amortization for the purchase accounting valuation of $1.8 million for the non-compete agreement with the seller which is being amortized over the life of the five-year contract.

(4) To adjust for amortization for the purchase accounting valuation of $2.0 million for non-contractual customer relationships which is being amortized over five years.

(5) To reflect the tax impact, assuming an effective tax rate of 40% arising from the change in pretax income from net pro forma adjustments.

(6) Assumes the number of shares were increased to 2,624,000 by 825,000 shares issued in connection with the transaction and were assumed to be outstanding for the entire period in calculating consolidated pro forma earnings per share.

(A)   As reported on Form 10-KSB filed on April 27, 2004, Note 2.

(B)   As reported on Form 8-K/A filed November 15, 2004.

                                   ARGAN, INC.
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 31, 2003

                                                             ARGAN, INC.                           PRO FORMA            CONSOLIDATED
                                                           AS REPORTED(A)        VLI (B)         ADJUSTMENTS            PRO FORMA
                                                            ============      ============       ============          ============
Net sales                                                   $  8,808,000      $ 14,341,000                 --          $ 23,149,000
Cost of goods sold                                             6,939,000        10,106,000                 --            17,045,000
                                                            ------------      ------------       ------------          ------------
Gross profit                                                   1,869,000         4,235,000                 --             6,104,000
                                                                                                     (800,000)(1)
Selling, general and administrative                            1,697,000         3,882,000          1,593,000(2)          6,372,000
                                                            ------------      ------------       ------------          ------------
(Loss ) income from operations                                   172,000           353,000           (793,000)             (268,000)
Other expense, net                                                73,000            21,000                 --                94,000
                                                            ------------      ------------       ------------          ------------
 (Loss) income from continuing operations
   before income taxes                                            99,000           332,000           (793,000)             (362,000)
Income tax (benefit) provision                                    39,000           107,000           (290,000)(3)          (144,000)
                                                            ------------      ------------       ------------          ------------
(Loss) income from continuing operations                    $     60,000      $    225,000       $   (503,000)         $   (218,000)
                                                            ============      ============       ============          ============
Loss per share(4)
    -  basic                                                                                                           $      (0.08)
                                                                                                                       ============
    -  diluted                                                                                                         $      (0.08)
                                                                                                                       ============
Weighted average shares outstanding(4)
    -  basic                                                                                                              2,624,000
                                                                                                                       ============
    - diluted                                                                                                             2,624,000
                                                                                                                       ============

Notes to unaudited condensed pro forma combined statement of operations -

      (1) To adjust for the difference between compensation under formal employment agreements between us and the former owner of VLI and amounts previously paid to him.

      (2) To adjust for the amortization of the purchase accounting valuation of $2,000,000 for customer relationships, of $2,500,000 for proprietary formulas and of $1,800,000 for non-compete agreement.

      (3) To adjust the tax rate to assume a 40% effective tax rate (including VLI and SMC) on a C Corporate basis for the entire period.

      (4) The number of shares outstanding was increased to 2,624,000 to reflect the impact of our acquisition of VLI for which purchase consideration included 825,000 shares of our common stock.


      (A)   As reported on Form 10-KSB filed April 27, 2004, Note 2.

      (B)   As reported on Form 8-K/A filed November 15, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS.

This Registration Statement contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These statements relate to future events or our future financial performance, including statements relating to our products, customers, suppliers, business prospects, financings, investments and effects of acquisitions. In some cases, forward looking statements can be identified by terminology such as "may," will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including preliminary information; the effects of future acquisitions and/or investments; competitive factors; business and economic conditions generally; changes in government regulations and policies, our dependence upon third-party suppliers; continued acceptance of our products in the marketplace; technological changes; and other risks and uncertainties that could cause actual events of results to differ materially from any forward-looking statements.

GENERAL

We conduct our operations through our wholly owned subsidiaries, Vitarich Laboratories, Inc. (VLI) that we acquired in August, 2004 and Southern Maryland Cable, Inc. (SMC) that we acquired in July 2003. Through VLI, we develop, manufacture and distribute premium nutritional products. Through SMC, we provide telecommunications infrastructure services including project management, construction and maintenance to the Federal Government, telecommunications and broadband service providers as well as electric utilities.

We were organized as a Delaware corporation in May 1961. On October 23, 2003, our shareholders approved a plan providing for the internal restructuring of the Company whereby we became a holding company, and our operating assets and liabilities relating to our Puroflow business were transferred to a newly-formed, wholly owned subsidiary. Accordingly, on October 23, 2003, we transferred substantially all of our Puroflow operating assets and liabilities to a newly formed, wholly owned subsidiary of the Company. The subsidiary then changed its name to "Puroflow Incorporated" and we changed our name from Puroflow Incorporated to "Argan, Inc." At the time of the transfer, we also held another wholly owned operating subsidiary (SMC) which we acquired in July, 2003.

On October 31, 2003, we completed the sale of Puroflow Incorporated (a wholly-owned subsidiary) to Western Filter Corporation (WFC) for approximately $3.5 million in cash, of which $300,000 is held in escrow to indemnify WFC from losses resulting from a breach of the representations and warranties made by us in connection with that sale. During the nine months ended October 31, 2004, WFC delivered notification to the Company asserting that the Company breached certain representations and warranties under the Stock Purchase Agreement. WFC asserts damages in excess of the $300,000 escrow which is being held by a third party.

The Company has reviewed WFC's claim and believes that the claims are substantially without merit. The Company will vigorously contest WFC's claims. During the nine months ended October 31, 2004, the Company recorded an accrual for loss related to this matter of $150,000 with respect to this claim.

During the nine months ended October 31, 2004, we determined that both events and changes in circumstances with respect to SMC's business climate would have a significant effect on our future estimated cash flows. During the nine months ended October 31, 2004, SMC had a customer contract terminated which had historically provided positive margins and cash flows. In addition, SMC experienced revenue levels well below expectations for its largest fixed priced contract customer. As a consequence, SMC has reduced its future expectation of cash flows. In connection with the foregoing, we recorded an impairment charge totaling $1,942,000 during the nine months ended October 31, 2004 ($740,000, $456,000 and $746,000, respectively to Goodwill, Trade Name and Contractual Customer Relationships). We believe that the foregoing events will adversely affect SMC's revenue, gross margin, net income and cash flow for the foreseeable future.

HOLDING COMPANY STRUCTURE

We intend to make additional acquisitions and/or investments. We intend to have more than one industrial focus and to identify those companies that are in industries with significant potential to grow profitably both internally and through acquisitions. We expect that Companies acquired in each of these industrial groups will be held in separate subsidiaries that will be operated in a manner that best provides cashflow and value for the Company.

We are a holding company with no operations other than our investments in VLI and SMC.

NUTRITIONAL PRODUCTS

We are dedicated to the research, development, manufacture and distribution of premium nutritional supplements, whole-food dietary supplements and personal care products. Several have garnered honors including the National Nutritional Foods Association's prestigious Peoples Choice Awards for best products of the year in its respective category.

We provide nutrient-dense, super-food concentrates, vitamins and supplements. Our customers include health food store chains, mass merchandisers, network marketing companies, pharmacies and major retailers.

We intend to enhance our position in the fast growing global nutrition industry through our innovative product development and research. We believe that we will be able to expand our distribution channels by providing continuous quality assurance and by focusing on timely delivery of superior nutraceutical products.

TELECOM INFRASTRUCTURE SERVICES

We currently provide inside plant, premise wiring services to the Federal Government and have plans to expand that work to commercial customers who regularly need upgrades in their premise wiring systems to accommodate improvements in security, telecommunications and network capabilities.

Despite the slowdown during the nine months ended October 31, 2004 by our primary fixed price contract customer, we continue to participate in the expansion of the telecommunications industry by working with various telecommunications providers. We are actively pursuing contracts with a wide variety of telecommunications providers. We provide maintenance and upgrade services for their outside plant systems that increase the capacity of existing infrastructure. We also provide outside plant services to the power industry by providing maintenance and upgrade services to utilities.

We intend to emphasize our high quality reputation, outstanding customer base and highly motivated work force in competing for larger and more diverse contracts. We believe that our high quality and well maintained fleet of vehicles and construction machinery and equipment is essential to meet customers' needs for high quality and on-time service. We are committed to invest in our repair and maintenance capabilities to maintain the quality and life of our equipment. Additionally, we invest annually in new vehicles and equipment.

CRITICAL ACCOUNTING POLICIES

Management is required to make judgments, assumptions and estimates that affect the amounts reported when we prepare financial statements and related disclosures in conformity with generally accepted accounting principles. We describe the significant accounting policies and methods used in the preparation of our consolidated financial statements for the year ended January 31, 2004 in
Note 1 to consolidated financial statements in a Form 10-KSB filed with the SEC on April 27, 2004 and in Note 2 to consolidated financial statements on Form 10-QSB for the period ended October 31, 2004 filed with the SEC on December 13, 2004. Estimates are used for, but not limited to, our accounting for revenue recognition, allowance for doubtful accounts, inventory valuation, and long-lived assets and deferred tax income taxes. Actual results could differ from these estimates.

SALE AND ISSUANCE OF COMMON STOCK

On January 28, 2005, the Company sold and issued to MSR I SBIC, L.P., a Delaware limited partnership ("Investor"), 129,032 shares (the "Shares") of common stock of the Company pursuant to a Subscription Agreement dated as of January 28, 2005 between the Company and Investor (the "Agreement"). The Shares were issued at a purchase price of $7.75 per share, yielding an aggregate purchase price of $999,998. The Shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The Investor is an entity controlled by Daniel Levinson, a director of the Company.

Pursuant to the Agreement, the Company has agreed to issue additional shares of common stock to Investor in accordance with the Agreement under certain conditions upon the earlier of (i) the Company's issuance of additional shares of common stock having an aggregate purchase price of at least $2,500,000 for a consideration per share less than $7.75 per share, subject to certain exclusions; and (ii) July 31, 2005. Shares would be issued in amounts determined by reference to the Company's prevailing thirty-day average stock price. The number of additional shares to be issued would effectively reduce the Investor's purchase price per common share as set forth in the Agreement.

In addition, the Company has agreed, pursuant to a Registration Rights Agreement dated as of January 28, 2005 between the Company and Investor, to file a registration statement relating to the resale of the Shares by Investor, or any of Investor's successors or permitted assigns, not later than 180 days following January 28, 2005, subject to certain conditions.

DEBT SUBORDINATION AGREEMENT

On January 31, 2005, the "Company" entered into a Debt Subordination Agreement ("Agreement") with Kevin J. Thomas ("Thomas"), Southern Maryland Cable, Inc., a wholly owned subsidiary of the Company ("SMC," and together with the Company, the "Debtor") and Bank of America, N.A. ("Lender") to reconstitute certain cash consideration that Debtor will owe to Thomas as subordinated debt.

Debtor entered into a certain Financing and Security Agreement dated as of August 19, 2003, as amended, with Lender whereby Lender extended to Debtor certain loans. On August 31, 2004, with the consent of Lender, the Debtor entered into an Agreement and Plan of Merger of the Company ("AGAX"), Vitarich Laboratories, Inc. ("Vitarich") and Thomas (who was a shareholder of Vitarich), whereby Vitarich merged into AGAX. Pursuant to the Merger Agreement, Thomas is entitled to receive, subject to certain conditions, from Debtor certain additional cash consideration as provided in the Merger Agreement ("Cash Consideration").

Pursuant to the Agreement, Debtor and Thomas have agreed to reconstitute the Cash Consideration as subordinated debt and in furtherance thereof, the Company has agreed to execute and deliver to Thomas a Subordinated Promissory Note in an amount equal to the amount that would otherwise be due Thomas as Cash Consideration under the Merger Agreement. Accordingly, under the Agreement, Debtor subordinated all of the Junior Debt (as such term is defined in the Agreement) to the full and final payment of all the Superior Debt (as such term is defined in the Agreement) to the extent provided in the Agreement, and Thomas transferred and assigned to Lender all of his rights, title and interest in the Junior Debt and appointed Lender as his attorney-in-fact for the purposes provided in the Agreement for as long as any of the Superior Debt remains outstanding. Except as otherwise provided in the Agreement and until such time that the Superior Debt is satisfied in full, Debtor shall not, among other things, directly or indirectly, in any way, satisfy any part of the Junior Debt, nor shall Creditor, among other things, enforce any part of the Junior Debt or accept payment from Debtor or any other person for the Junior Debt or give any subordination in respect of the Junior Debt.

The unaudited pro forma statements of operations presented herein summarize the results of operations for the nine months ended October 31, 2004 and 2003, as well as the twelve months ended January 31, 2004 and 2003, respectively, as if the acquisitions of VLI and SMC had been completed on February 1, 2002. The unaudited pro forma statements of operations do not include the operating results of PI which have been reflected as discontinued operations in our historical financial statements. The unaudited pro forma statements of operations do not purport to be indicative of the results that would have actually been obtained if the aforementioned acquisitions had occurred on February 1, 2002, or that may be obtained in the future.

                                   ARGAN, INC.
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                                                              NINE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                                  OCTOBER 31,                         JANUARY 31,
                                                             2004               2003              2004              2003
                                                        ============       ============      ============      ============
Net sales                                               $ 18,098,000       $ 18,124,000      $ 25,124,000      $ 23,149,000
Cost of goods sold                                        13,678,000         13,521,000        18,736,000        17,045,000
                                                        ------------       ------------      ------------      ------------
Gross profit                                               4,420,000          4,603,000         6,388,000         6,104,000
Selling, general and administrative                        4,938,000          4,068,000         6,216,000         6,372,000
Impairment loss                                            1,942,000                 --                --                --
                                                        ------------       ------------      ------------      ------------
(Loss ) income from operations                            (2,460,000)           535,000           172,000          (268,000)
Other expense, net                                            50,000             19,000            15,000            94,000
                                                        ------------       ------------      ------------      ------------
 (Loss) income from continuing operations
   before income taxes                                    (2,510,000)           516,000           157,000          (362,000)
Income tax (benefit) provision                              (714,000)           206,000            55,000          (144,000)
                                                        ------------       ------------      ------------      ------------
(Loss) income from continuing operations                $ (1,796,000)      $    310,000      $    102,000      $   (218,000)
                                                        ============       ============      ============      ============
(Loss) income per share
    -  basic                                            $      (0.68)      $       0.12      $       0.04      $      (0.08)
                                                        ============       ============      ============      ============
    -  diluted                                          $      (0.68)      $       0.12      $       0.04      $      (0.08)
                                                        ============       ============      ============      ============
Weighted average shares outstanding
    -  basic                                               2,624,000          2,624,000         2,624,000         2,624,000
                                                        ============       ============      ============      ============
    - diluted                                              2,624,000          2,624,000         2,624,000         2,624,000
                                                        ============       ============      ============      ============

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED OCTOBER 31, 2004 COMPARED TO THE NINE MONTHS ENDED OCTOBER 31, 2003

PRO FORMA NET SALES.

Argan, Inc. through its wholly owned subsidiaries VLI and SMC, had pro forma net sales of $18,098,000 for the nine months ended October 31, 2004 compared to pro forma net sales of $18,124,000 for the nine months ended October 31, 2003. SMC experienced a decrease of $2.8 million in net sales due to reduced activity with a customer under a fixed-price contract which was offset by a $2.8 million increase in VLI's net sales.

PRO FORMA COST OF GOODS SOLD

For the nine months ended October 31, 2004, pro forma cost of goods sold was $13,678,000 or 76% of net sales compared to $13,521,000 or 75% of pro forma net sales for the nine months ended October 31, 2003. VLI experienced a decrease in cost of goods sold percentage from 73% to 71% due to favorable pricing to customers which offset, in part, SMC's negative performance.

PRO FORMA SELLING GENERAL AND ADMINISTRATIVE EXPENSES

Pro forma selling, general and administrative expenses were $4,938,000 or 27% of pro forma net sales for the nine months ended October 31, 2004 compared to $4,068,000 or 22% of pro forma net sales for the nine months ended October 31, 2003, an increase of $870,000. General and administrative expenses incurred for general corporate expenses and for the corporate management team's efforts focused on expansion into the nutraceutical industry contributed to the increase as well as the $150,000 which AI accrued for the WFC claim. The management team was in place for nine months in 2004 compared to six months in 2003.

IMPAIRMENT OF GOODWILL AND INTANGIBLES

During the nine months ended October 31, 2004, the Company determined that both events and changes in circumstances with respect to its business climate would have significant effect on its future estimated cash flows. During the nine months ended October 31, 2004, SMC had a customer contract terminated which had historically provided positive margins and cash flows. In addition, SMC experienced revenue levels well below expectations for its largest fixed priced contract customer. As a consequence, SMC has reduced its future expectations of cash flows. As a result of these events, the Company believed that there was an indication that its intangible assets not subject to amortization might be impaired. The Company determined the fair value of its Goodwill and Trade Name and compared it to its respective carrying amounts. The carrying amounts exceeded the Goodwill and Trade Name's respective fair values by $740,000 and $456,000, respectively, which the Company recorded as an impairment loss for the nine months ended October 31, 2004.

During the nine months ended October 31, 2004, the Company terminated a customer contract. The impact of the termination indicated that its Contractual Customer Relationships carrying amount was not fully recoverable. Accordingly, the Company determined the fair value of the CCR's and compared it to its carrying amount. The Company recorded an impairment loss of $746,000 as this is the amount by which the CCR's carrying amount exceeded its fair value.

PRO FORMA OTHER EXPENSE, NET

We had pro forma other expense, net of $50,000 for the nine months ended October 31, 2004 compared to pro forma other expense, net of $19,000 for the nine months ended October 31, 2003, due to increased interest expense at VLI due to increases in inventory purchases.

PRO FORMA INCOME TAX BENEFIT

AI's effective pro forma income tax benefit rate was 28% for the nine months ended October 31, 2004. AI recorded $740,000 charge for the impairment of goodwill for the nine months ended October 31, 2004 which is treated as a permanent difference for income tax reporting purposes. We considered the aforementioned permanent difference in AI's pro forma effective tax rate.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED JANUARY 31, 2004 COMPARED TO THE TWELVE MONTHS ENDED JANUARY 31, 2003

PRO FORMA NET SALES

Argan, Inc. through its wholly owned subsidiaries, VLI and SMC, had pro forma net sales of $25,124,000 for the twelve months ended January 31, 2004 compared to pro forma net sales of $23,149,000 for the twelve months ended January 31, 2003. The increase in pro forma net sales of $1,975,000 or 9% was due primarily to increased revenues from an SMC customer under fixed priced contracts which offset a sales decline at VLI with the loss of a large customer.

PRO FORMA COST OF GOODS SOLD

For the twelve months ended January 31, 2004, pro forma cost of goods sold was $18,736,000 or 75% of pro forma net sales compared to $17,045,000 or 74% of pro forma net sales for the twelve months ended January 31, 2003. Margins were stronger for SMC due to efficiencies realized on costs as revenue increased.

PRO FORMA SELLING AND ADMINISTRATIVE

Pro forma selling, general and administrative expenses were $6,216,000 for the twelve months ended January 31, 2004, or 25% of pro forma net sales compared to $6,372,000 or 25% of pro forma net sales a year ago, a decrease of $156,000. During the twelve months ended January 31, 2003, VLI increased its reserves for doubtful accounts and had direct write-offs of accounts receivable with respect to the aforementioned customer which VLI lost.

PRO FORMA INCOME TAX PROVISION

AI's effective pro forma tax provision was 35% for the twelve months ended January 31, 2004 compared to an effective income tax benefit of 40% for the twelve months ended January 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES

As of October 31, 2004, the Company had an accumulated deficit of $4.6 million. Further, as a result of recurring losses, the Company has experienced negative cash flows from operations. At January 31, 2005, the Company had $1.7 million available under its revolving line of credit with the Bank compared to $2.3 million in current Bank obligations and other obligations.

The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient capital to meet its obligations on a timely basis. The Company is attempting to raise additional funds and restructure the payment terms of certain of its obligations.

Currently, the Company has approximately $1.7 million available to borrow under its line of credit with Bank of America. This line of credit expires on May 31, 2005. The Company is negotiating an agreement with Bank of America to renew its line of credit. Also, the Company is actively pursuing lines of credits with other financial institutions.

As previously mentioned, on January 28, 2005, the Company raised approximately $1 million through the issuance of 129,032 shares of common stock to the Investor. Such proceeds were used by the Company to pay down certain of its existing obligations. Pursuant to the Agreement, the Company has agreed to issue additional shares of common stock to the Investor upon the earlier of (i) the Company's issuance of additional shares of common stock having an aggregate purchase price of at least $2.5 million at a price per share less than that paid by the Investor, subject to certain exclusions; or (ii) July 31, 2005.

As previously mentioned, on January 31, 2005, the Company entered into an agreement with Kevin Thomas to delay the timing of the payment of cash consideration to the earlier of August 1, 2006 or in the event that Argan raises more than $1 million in equity, Thomas would be paid the excess over that amount provided that such payment would not put Argan in default of its current financing arrangement with Bank of America.

The Company continues to pursue additional debt and equity financing and has had discussions with various third parties, although no firm commitments have been obtained.

The financial statements included in and incorporated into this document by reference have been prepared on the basis of accounting principles applicable to a "going concern," which assumes that the Company will continue operating for at least one year and will be able to realize its assets and satisfy its liabilities in the normal course of operations. Such financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. While management believes that the actions already taken or planned will provide the resources necessary to meet its obligations to eliminate the doubt about the validity of the "going concern" assumptions used in preparing the financial statements included in and incorporated by reference into this document, there can be no assurance that these actions will be successful. The Company's line of credit expires on May 31, 2005. Should the Company not be able to extend its line of credit or raise additional funding, Argan, Inc. would not have the ability to satisfy its current obligations.

            WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding the Company and our common stock, including certain exhibits and schedules. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website on the Internet that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

      The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus information we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus. We also incorporate by reference all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of shares of our common stock offered by this prospectus.

DOCUMENTS FILED BY ARGAN, INC.
WITH THE SECURITIES AND EXCHANGE
COMMISSION (FILE NO. 001-31756)         PERIOD/FILING DATE
------------------------------------    ----------------------------------------

Annual Report on Form 10-KSB            Fiscal year ended January 31, 2004;
                                        filed with the SEC on April 27, 2004

Proxy Statement on Schedule 14A         Filed with the SEC on May 21, 2004
relating to our 2004 Annual Meeting

Quarterly Report on Form 10-QSB         Quarterly period ended April 30, 2004;
                                        filed with the SEC on June 10, 2004

Current Report on Form 8-K              Filed with the SEC on February 4, 2005

Current Report on Form 8-K              Filed with the SEC on February 2, 2005

Current Reports on Form 8-K             Filed with the SEC on September 7, 2004,
and Form 8-K/A                          as amended and filed with the SEC on
                                        September 17, 2004 and on November 15,
                                        2004

Quarterly Report on Form 10-QSB         Quarterly period ended July 31, 2004;
                                        filed with the SEC on September 14, 2004

Quarterly Report on Form 10-QSB         Quarterly period ended October 31, 2004;
                                        filed with the SEC on December 13, 2004

The description of our common stock     Filed with the SEC on August 1, 2003
as set forth in our Registration
Statement on Form 8-A and any
amendment or report filed for the
purpose of updating such
description

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

            Argan, Inc.
            One Church Street
            Suite 302
            Rockville, MD  20850
            (301) 315-0027

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the shares of common stock being registered. All amounts are estimates except the SEC registration fee.

                 SEC Registration Fee                           $      674
                 Accounting Fees and Expenses
                 Legal Fees and Expenses
                 Printing
                 Miscellaneous
                                    Total                       $__________

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

      The Company's Bylaws provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law. The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company has entered into indemnification agreements with its directors containing provisions which provide for the indemnification of such directors to the fullest extent permitted by Delaware law.

ITEM 16. EXHIBITS

EXHIBIT NO.       DESCRIPTION
-----------       --------------------------------------------------------------
 5.1              Opinion of Robinson & Cole LLP.
23.1              Consent of Robinson & Cole LLP (contained in opinion filed as
                  Exhibit 5.1).
23.2              Consent of Ernst & Young LLP, Independent Registered Public
                  Accounting Firm., Independent Accountants.
23.3              Consent of Rose, Snyder & Jacobs, A Corporation of Certified
                  Public Accountants.
23.4              Consent of Davidson & Nick, CPA's.
24.1              Power of Attorney (included on signature page).
99.1              Agreement and Plan of Merger, dated as of August 31, 2004, by and between Kevin J. Thomas, Vitarich Laboratories, Inc.,
                  Argan, Inc. and AGAX/VLI Acquisition Corporation.*
99.2              Registration Rights Agreement, dated as of August 31, 2004, by and among Argan, Inc. and Kevin J. Thomas.*

* Incorporated by Reference. See Exhibit Index.

ITEM 17. UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post -effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation and Bylaws, and the General Corporation Law of the State of Delaware, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on February 16, 2005.

                                      ARGAN, INC.

                                      By:
                                          ---------------------------
                                          /s/ Rainer H. Bosselmann
                                          Rainer H. Bosselmann
                                          Chairman of the Board
                                          and Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Rainer
H. Bosselmann and H. Haywood Miller III, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                               TITLE                            DATE
----                               -----                            ----


  /s/ Rainier H. Bosselmann
----------------------------
  Rainer H. Bosselmann         Chairman of the Board
                               and Chief Executive Officer     February 15, 2005
                               (Principal Executive Officer)


  /s/ Arthur F. Trudel
----------------------------
  Arthur F. Trudel             Chief Financial Officer
                               (Principal Accounting and
                               Financial Officer)              February 15, 2005


  /s/ Desoto S. Jordan
----------------------------
  DeSoto S. Jordan             Director                        February 15, 2005


  /s/ Daniel A. Levinson
----------------------------
  Daniel A. Levinson           Director                        February 15, 2005


  /s/ T. Kent Pugmire
----------------------------
  T. Kent Pugmire              Director                        February 15, 2005


  /s/ James W. Quinn
----------------------------
  James W. Quinn               Director                        February 15, 2005


  /s/ Peter L. Winslow
----------------------------
  Peter L. Winslow             Director                        February 15, 2005



----------------------------
  W.G. Champion Mitchell       Director                        ___________, 2005

                                INDEX TO EXHIBITS

EXHIBIT NO.       DESCRIPTION
-----------       --------------------------------------------------------------
 5.1              Opinion of Robinson & Cole LLP.
23.1              Consent of Robinson & Cole LLP (contained in opinion filed as
                  Exhibit 5.1).
23.2              Consent of Ernst & Young LLP, Independent Registered Public
                  Accounting Firm, Independent Accountants.
23.3              Consent of Rose, Snyder & Jacobs, A Corporation of Certified
                  Public Accountants.
23.4              Consent of Davidson & Nick, CPA's.
24.1              Power of Attorney (included on signature page).
99.1              Agreement and Plan of Merger, dated as of August 31, 2004, by and between Kevin J. Thomas, Vitarich Laboratories, Inc.,
                  Argan, Inc. and AGAX/VLI Acquisition Corporation (Incorporated incorporated by Reference reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K, filed with the SEC on September 7, 2004 (A legible copy in "html" format can be viewed as Exhibit 2.1 to the registrant's amended Current
                  Report on Form 8-K, filed with the SEC on September 17, 2004).
99.2              Registration Rights Agreement, dated as of August 31, 2004, by and among Argan, Inc. and Kevin J. Thomas (iIncorporated by
                  Reference reference to Exhibit 10.1 to the registrant's
                  Current Report on Form 8-K, filed with the SEC on September 7,
                  2004).
99.3              Subscription Agreement, dated as of January 28, 2005, by and between Argan, Inc. and MSR I SBIC, L.P. (incorporated by reference to Exhibit 4.1 to the registrant's Current Report on Form 8-K, filed with the SEC on February 2, 2005.
99.4              Registration Rights Agreement, dated as of January 28, 2005, by and between Argan, Inc. and MSR I SBIC, L.P. (incorporated by reference to Exhibit 4.2 to the registrant's Current Report on Form 8-K, filed with the SEC on February 2, 2005.